EXHIBIT 3.15

THESE SECURITIES HAVE BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT ANY SUCH PROPOSED TRANSFER IS IN ACCORDANCE WITH ALL APPLICABLE LAWS, RULES AND REGULATIONS.

FIRST AMENDED AND RESTATED

CONVERTIBLE REDEEMABLE NOTE

DUE MAY 18, 2023

Principal Amount: U.S. $250,000.00

This First Amended and Restated Convertible and Restated Note replaces, in its entirety, that certain Convertible Redeemable Note dated January 23, 2014, in the principal amount of U.S. $1,500,000.00, issued by Elray Resources, Inc. in favor of Virtual Technology Group LLC.

FOR VALUE RECEIVED, Elray Resources, Inc., a Nevada corporation (the “Company”), promises to pay to the order of Virtual Technology Group LLC and its authorized successors and permitted assigns (collectively, “Holder”), at such place, or places, as Holder may designate to Maker in writing from time to time, the aggregate principal face amount of Two Hundred Fifty Thousand Dollars (U.S. $250,000.00) which shall not bear interest and which shall be due and payable, as follows:

The principal hereunder shall be due and payable in two (2) installments, as follows:

(a)	$125,000 on or before November 18, 2023; and
(b)	$125,000 on or before May 18, 2024.

This Note is subject to the following additional provisions:

1. The principal and accrued interest amounts hereunder may be prepaid in whole or in part prior to any demand, at any time and from time to time, without premium or penalty.

2. All payments due pursuant to this Note shall be made in lawful money of the United States of America in immediately available funds, at such address of Holder shall designate in writing to the Company. If any payment on this Note shall become due on a day which is not a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

3. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, in any name nominated by such holder as requested by the Holder surrendering the same. No service or other charge will be made for such registration or transfer or exchange, except that Holder shall pay any tax or other governmental charges payable in connection therewith.

4. The Company shall be entitled to withhold from all payments any and all amounts required to be withheld under applicable laws.

5. This Note may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the “1933 Act”) and applicable state securities laws. Any attempted transfer to a non-qualifying party shall be treated by the Company as void. Prior to due presentment for transfer of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Company’s records as the owner hereof for all other purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected or bound by notice to the contrary.

6. The Company hereby expressly waives demand and presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereto.

7. The Company agrees to pay all costs and expenses, including reasonable attorneys’ fees and expenses, which may be incurred by the Holder in collecting any amount due under this Note.

8. If one or more of the following described “Events of Default” shall occur:

(a) The Company shall default in the payment of principal on this Note; or

1

(b) Any of the representations or warranties made by the Company herein or in any certificate or financial or other written statements heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of this Note; or

(c) The Company shall fail to perform or observe, in any respect, any covenant, term, provision, condition, agreement or obligation of the Company under this Note; or

(d) The Company shall (1) become insolvent; (2) admit in writing its inability to pay its debts generally as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; (4) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; (5) file a petition for bankruptcy relief, consent to the filing of such petition or have filed against it an involuntary petition for bankruptcy relief, all under Federal or state laws, as applicable; or

(e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty (30) days after such appointment; or

(f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties of the Company; or

(g) One or more judgments, writs or warrants of attachment, or similar process, in excess of $50,000 in the aggregate, shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstated for a period of fifteen (15) days or, in any event, later than five (5) days prior to the date of any propose sale thereunder; or

(h) Defaulted on or breached any term of any other note of similar debt instrument into the Company has entered and failed to cure such default within the appropriate grace period; or

(i) The Company shall have its Common Stock delisted from an exchange (including OTC Pink) or, if the Common Stock trades on an exchange, then trading in the Common Stock shall be suspended for more than ten (10) consecutive business days; or

(j) If a majority of the members of the Board of Directors of the Company on the date of delivery of this Note are no longer serving as member of the Board of Directors; or

(k) The Company shall have an OTC Markets “STOP” designation with respect to its Common Stock and such designation shall be affixed for more than ninety (90) consecutive days;

then, or at any time thereafter, unless cured, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or (further) notice of any kind (other than notice of acceleration), all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law. Upon an Event of Default, interest shall begin to accrue at a default interest rate of 24% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. Further, if the Note becomes due and payable, the Holder may use the outstanding principal and interest due under the Note to offset any payment obligations the Holder may have to the Company.

If the Holder shall commence an action or proceeding to enforce any provisions of this Note, including, without limitation, engaging an attorney, then the Holder shall be reimbursed by the Company for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

9. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceablility of the remaining provisions of this Note will not in any way be affected or impaired thereby.

10. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

11. The Company shall give the Holder direct notice of any corporate actions, including, but not limited to, name changes, stock splits, recapitalizations, etc. Such notice shall be given to the Holder as soon as possible under law.

12. This Note shall be governed by, and construed in accordance with, the laws of the State of Nevada applicable to contracts made and wholly to be performed in the State of Nevada and shall be binding upon the successors and assigns of the Company and the Holder.

13. This Note may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Note shall be effective as an original.

THIS FIRST AMENDED AND RESTATED CONVERTIBLE REDEEMABLE NOTE AND ALL OTHER WRITTEN AGREEMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

2

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an officer thereunto duly authorized.

Dated: November 18, 2022.

ELRAY RESOURCES, INC.

By:	/s/ Anthony B. Goodman
Anthony B. Goodman Chief Executive Officer

ACCEPTED:

VIRTUAL TECHNOLOGY GROUP, LLC

By: /s/ Andrew McGreer

Name: Andrew McGreer

Title: Sole Managing Member

3